UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

BioCryst Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

09058V103

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 09058V103

1.	Name of Reporting Persons Venrock Healthcare Capital Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,851,385(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,851,385(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,851,385(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.9%(3)

12.	Type of Reporting Person (See Instructions) PN

(1)

Venrock Healthcare Capital Partners, L.P., VHCP Co-Investment Holdings, LLC, Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, VHCP Management, LLC, VHCP Management II, LLC, Bong Koh and Nimish Shah are members of a group for the purposes of this Schedule 13G/A.

(2)

Consists of 312,165 shares owned by Venrock Healthcare Capital Partners, L.P., 57,101 shares owned by VHCP Co-Investment Holdings, LLC, 1,766,064 shares owned by Venrock Healthcare Capital Partners II, L.P. and 716,055 shares owned by VHCP Co-Investment Holdings II, LLC.

(3)

This percentage is calculated based upon 98,404,761 shares of the Issuer’s common stock outstanding as of October 31, 2017, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP No. 09058V103

1.	Name of Reporting Persons VHCP Co-Investment Holdings, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,851,385(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,851,385(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,851,385(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.9%(3)

12.	Type of Reporting Person (See Instructions) OO

(1)

Venrock Healthcare Capital Partners, L.P., VHCP Co-Investment Holdings, LLC, Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, VHCP Management, LLC, VHCP Management II, LLC, Bong Koh and Nimish Shah are members of a group for the purposes of this Schedule 13G/A.

(2)

Consists of 312,165 shares owned by Venrock Healthcare Capital Partners, L.P., 57,101 shares owned by VHCP Co-Investment Holdings, LLC, 1,766,064 shares owned by Venrock Healthcare Capital Partners II, L.P. and 716,055 shares owned by VHCP Co-Investment Holdings II, LLC.

(3)

This percentage is calculated based upon 98,404,761 shares of the Issuer’s common stock outstanding as of October 31, 2017, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP No. 09058V103

1.	Name of Reporting Persons Venrock Healthcare Capital Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,851,385(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,851,385(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,851,385(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.9%(3)

12.	Type of Reporting Person (See Instructions) PN

(1)

Venrock Healthcare Capital Partners, L.P., VHCP Co-Investment Holdings, LLC, Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, VHCP Management, LLC, VHCP Management II, LLC, Bong Koh and Nimish Shah are members of a group for the purposes of this Schedule 13G/A.

(2)

Consists of 312,165 shares owned by Venrock Healthcare Capital Partners, L.P., 57,101 shares owned by VHCP Co-Investment Holdings, LLC, 1,766,064 shares owned by Venrock Healthcare Capital Partners II, L.P. and 716,055 shares owned by VHCP Co-Investment Holdings II, LLC.

(3)

This percentage is calculated based upon 98,404,761 shares of the Issuer’s common stock outstanding as of October 31, 2017, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP No. 09058V103

1.	Name of Reporting Persons VHCP Co-Investment Holdings II, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,851,385(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,851,385(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,851,385(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.9%(3)

12.	Type of Reporting Person (See Instructions) OO

(1)

Venrock Healthcare Capital Partners, L.P., VHCP Co-Investment Holdings, LLC, Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, VHCP Management, LLC, VHCP Management II, LLC, Bong Koh and Nimish Shah are members of a group for the purposes of this Schedule 13G/A.

(2)

Consists of 312,165 shares owned by Venrock Healthcare Capital Partners, L.P., 57,101 shares owned by VHCP Co-Investment Holdings, LLC, 1,766,064 shares owned by Venrock Healthcare Capital Partners II, L.P. and 716,055 shares owned by VHCP Co-Investment Holdings II, LLC.

(3)

This percentage is calculated based upon 98,404,761 shares of the Issuer’s common stock outstanding as of October 31, 2017, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP No. 09058V103

1.	Name of Reporting Persons VHCP Management, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,851,385(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,851,385(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,851,385(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.9%(3)

12.	Type of Reporting Person (See Instructions) OO

(1)

Venrock Healthcare Capital Partners, L.P., VHCP Co-Investment Holdings, LLC, Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, VHCP Management, LLC, VHCP Management II, LLC, Bong Koh and Nimish Shah are members of a group for the purposes of this Schedule 13G/A.

(2)

Consists of 312,165 shares owned by Venrock Healthcare Capital Partners, L.P., 57,101 shares owned by VHCP Co-Investment Holdings, LLC, 1,766,064 shares owned by Venrock Healthcare Capital Partners II, L.P. and 716,055 shares owned by VHCP Co-Investment Holdings II, LLC.

(3)

This percentage is calculated based upon 98,404,761 shares of the Issuer’s common stock outstanding as of October 31, 2017, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP No. 09058V103

1.	Name of Reporting Persons VHCP Management II, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,851,385(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,851,385(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,851,385(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.9%(3)

12.	Type of Reporting Person (See Instructions) OO

(1)

Venrock Healthcare Capital Partners, L.P., VHCP Co-Investment Holdings, LLC, Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, VHCP Management, LLC, VHCP Management II, LLC, Bong Koh and Nimish Shah are members of a group for the purposes of this Schedule 13G/A.

(2)

Consists of 312,165 shares owned by Venrock Healthcare Capital Partners, L.P., 57,101 shares owned by VHCP Co-Investment Holdings, LLC, 1,766,064 shares owned by Venrock Healthcare Capital Partners II, L.P. and 716,055 shares owned by VHCP Co-Investment Holdings II, LLC.

(3)

This percentage is calculated based upon 98,404,761 shares of the Issuer’s common stock outstanding as of October 31, 2017, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP No. 09058V103

1.	Name of Reporting Persons Shah, Nimish

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,851,385(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,851,385(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,851,385(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.9%(3)

12.	Type of Reporting Person (See Instructions) IN

(1)

Venrock Healthcare Capital Partners, L.P., VHCP Co-Investment Holdings, LLC, Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, VHCP Management, LLC, VHCP Management II, LLC, Bong Koh and Nimish Shah are members of a group for the purposes of this Schedule 13G/A.

(2)

Consists of 312,165 shares owned by Venrock Healthcare Capital Partners, L.P., 57,101 shares owned by VHCP Co-Investment Holdings, LLC, 1,766,064 shares owned by Venrock Healthcare Capital Partners II, L.P. and 716,055 shares owned by VHCP Co-Investment Holdings II, LLC.

(3)

This percentage is calculated based upon 98,404,761 shares of the Issuer’s common stock outstanding as of October 31, 2017, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP No. 09058V103

1.	Name of Reporting Persons Koh, Bong

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,851,385(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,851,385(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,851,385(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.9%(3)

12.	Type of Reporting Person (See Instructions) IN

(1)

Venrock Healthcare Capital Partners, L.P., VHCP Co-Investment Holdings, LLC, Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, VHCP Management, LLC, VHCP Management II, LLC, Bong Koh and Nimish Shah are members of a group for the purposes of this Schedule 13G/A.

(2)

Consists of 312,165 shares owned by Venrock Healthcare Capital Partners, L.P., 57,101 shares owned by VHCP Co-Investment Holdings, LLC, 1,766,064 shares owned by Venrock Healthcare Capital Partners II, L.P. and 716,055 shares owned by VHCP Co-Investment Holdings II, LLC.

(3)

This percentage is calculated based upon 98,404,761 shares of the Issuer’s common stock outstanding as of October 31, 2017, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP No. 09058V103

Introductory Note: This Schedule 13G/A is filed on behalf of Venrock Healthcare Capital Partners, L.P., a limited partnership organized under the laws of the State of Delaware (“VHCP I”), VHCP Co-Investment Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Co-Invest I”), Venrock Healthcare Capital Partners II, L.P., a limited partnership organized under the laws of the State of Delaware (“VHCP II”), VHCP Co-Investment Holdings II, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Co-Invest II”), VHCP Management, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Management”), VHCP Management II, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Management II” and collectively with VHCP I, VHCP Co-Invest I, VHCP II, VHCP Co-Investment II, and VHCP Management, the “Venrock Entities”), Nimish Shah (“Shah”) and Bong Koh (“Koh”) in respect of Common Stock of BioCryst Pharmaceuticals, Inc.

Item 1.
(a)	Name of Issuer BioCryst Pharmaceuticals, Inc.
(b)	Address of Issuer’s Principal Executive Offices 4505 Emperor Boulevard, Suite 200 Durham, NC 27703

Item 2.
(a)

Name of Person Filing
Venrock Healthcare Capital Partners, L.P.
VHCP Co-Investment Holdings, LLC
Venrock Healthcare Capital Partners II, L.P.
VHCP Co-Investment Holdings II, LLC
VHCP Management, LLC
VHCP Management II, LLC
Nimish Shah
Bong Koh

(b)	Address of Principal Business Office or, if none, Residence
	New York Office:	Palo Alto Office:	Boston Office:
	530 Fifth Avenue	3340 Hillview Avenue	34 Farnsworth Street
	22nd Floor	Palo Alto, CA 94304	3rd Floor
	New York, NY 10036		Boston, MA 02210

(c)	Citizenship All entities were organized in Delaware. The individuals are both United States citizens.
(d)	Title of Class of Securities Common Stock, $0.01 par value
(e)	CUSIP Number 09058V103

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

CUSIP No. 09058V103

Item 4.	Ownership

	(a)	Amount beneficially owned as of December 31, 2017:
		Venrock Healthcare Capital Partners, L.P.	2,851,385	(1)
		VHCP Co-Investment Holdings, LLC	2,851,385	(1)
		Venrock Healthcare Capital Partners II, L.P.	2,851,385	(1)
		VHCP Co-Investment Holdings II, LLC	2,851,385	(1)
		VHCP Management, LLC	2,851,385	(1)
		VHCP Management II, LLC	2,851,385	(1)
		Nimish Shah	2,851,385	(1)
		Bong Koh	2,851,385	(1)

	(b)	Percent of class as of December 31, 2017:
		Venrock Healthcare Capital Partners, L.P.	2.9	%(2)
		VHCP Co-Investment Holdings, LLC	2.9	%(2)
		Venrock Healthcare Capital Partners II, L.P.	2.9	%(2)
		VHCP Co-Investment Holdings II, LLC	2.9	%(2)
		VHCP Management, LLC	2.9	%(2)
		VHCP Management II, LLC	2.9	%(2)
		Nimish Shah	2.9	%(2)
		Bong Koh	2.9	%(2)

	(c)	Number of shares as to which the person has, as of December 31, 2017:
		(i)	Sole power to vote or to direct the vote
		Venrock Healthcare Capital Partners, L.P.	0
		VHCP Co-Investment Holdings, LLC	0
		Venrock Healthcare Capital Partners II, L.P.	0
		VHCP Co-Investment Holdings II, LLC	0
		VHCP Management, LLC	0
		VHCP Management II, LLC	0
		Nimish Shah	0
		Bong Koh	0

CUSIP No. 09058V103

(ii)	Shared power to vote or to direct the vote

	Venrock Healthcare Capital Partners, L.P.	2,851,385	(1)
	VHCP Co-Investment Holdings, LLC	2,851,385	(1)
	Venrock Healthcare Capital Partners II, L.P.	2,851,385	(1)
	VHCP Co-Investment Holdings II, LLC	2,851,385	(1)
	VHCP Management, LLC	2,851,385	(1)
	VHCP Management II, LLC	2,851,385	(1)
	Nimish Shah	2,851,385	(1)
	Bong Koh	2,851,385	(1)

(iii)	Sole power to dispose or to direct the disposition of
	Venrock Healthcare Capital Partners, L.P.	0
	VHCP Co-Investment Holdings, LLC	0
	Venrock Healthcare Capital Partners II, L.P.	0
	VHCP Co-Investment Holdings II, LLC	0
	VHCP Management, LLC	0
	VHCP Management II, LLC	0
	Nimish Shah	0
	Bong Koh	0

(iv)	Shared power to dispose or to direct the disposition of
	Venrock Healthcare Capital Partners, L.P.	2,851,385	(1)
	VHCP Co-Investment Holdings, LLC	2,851,385	(1)
	Venrock Healthcare Capital Partners II, L.P.	2,851,385	(1)
	VHCP Co-Investment Holdings II, LLC	2,851,385	(1)
	VHCP Management, LLC	2,851,385	(1)
	VHCP Management II, LLC	2,851,385	(1)
	Nimish Shah	2,851,385	(1)
	Bong Koh	2,851,385	(1)

(1)              These shares are owned directly as follows: 312,165 shares are owned by VHCP I, 57,101 shares are owned by VHCP Co-Invest I, 1,766,064 shares are owned by VHCP II and 716,055 shares are owned by VHCP Co-Invest II.

(2)              This percentage is calculated based upon 98,404,761 shares of the Issuer’s common stock outstanding as of October 31, 2017, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

CUSIP No. 09058V103

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not Applicable

Item 8.	Identification and Classification of Members of the Group
Not Applicable

Item 9.	Notice of Dissolution of a Group
Not Applicable

CUSIP No. 09058V103

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated: February 13, 2018

Venrock Healthcare Capital Partners, L.P.			VHCP Co-Investment Holdings, LLC

By:	VHCP Management, LLC,		By:	VHCP Management, LLC,

	its General Partner			its Manager

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp
	Title:	Authorized Signatory		Title:	Authorized Signatory

VHCP Management, LLC

By:	/s/ David L. Stepp
	Name:	David L. Stepp
	Title:	Authorized Signatory

/s/ David L. Stepp, as attorney-in-fact
Nimish Shah

/s/ David L. Stepp, as attorney-in-fact
Bong Koh

Venrock Healthcare Capital Partners II, L.P.			VHCP Co-Investment Holdings II, LLC

By:	VHCP Management II, LLC,		By:	VHCP Management II, LLC,

	its General Partner			its Manager

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp
	Title:	Authorized Signatory		Title:	Authorized Signatory

VHCP Management II, LLC

By:	/s/ David L. Stepp
	Name:	David L. Stepp
	Title:	Authorized Signatory

CUSIP No. 09058V103

EXHIBITS

A:                     Joint Filing Agreement (Incorporated by reference to Exhibit A to Schedule 13G/A filed on February 14, 2017).

B:                     Power of Attorney for Bong Koh (Incorporated by reference to Exhibit B to Schedule 13G filed on March 28, 2016).

C:                     Power of Attorney for Nimish Shah (Incorporated by reference to Exhibit C of Schedule 13G/A filed on February 14, 2017).